UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

September 22, 2019
Date of Report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-33493	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)
(345) 943-4573 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares	GLRE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Greenlight Capital Re, Ltd. (the “Registrant”) and Greenlight Reinsurance, Ltd., a wholly owned subsidiary of the Registrant (“Greenlight Reinsurance, Ltd., together with the Registrant, the “Employer”), entered into a Bonus Agreement with Simon Burton, the Chief Executive Officer of the Employer, dated as of September 22, 2019 (the “Bonus Agreement”). Pursuant and subject to the terms and conditions of the Bonus Agreement, Mr. Burton is eligible to receive a cash bonus in the aggregate amount of US$2,500,000 (the “Cash Bonus”) and was awarded 236,295 restricted Shares (as defined in the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan (as it may be amended from time to time, the “Plan”)) pursuant to a restricted stock award agreement (the “Restricted Stock Award Agreement”).

Mr. Burton’s eligibility to receive the Cash Bonus and for the restricted Shares to vest is subject to, among other things, the Transaction Fee (as defined in that certain letter agreement by and between Credit Suisse (USA) LLC and the Registrant, dated as of May 28, 2019, as it may be amended from time to time) becoming due and payable, Mr. Burton’s continuous employment until the date on which the Transaction Fee is paid (the “Fee Date”), Mr. Burton signing and agreeing to be bound by a general release of claims and compliance by Mr. Burton with any and all confidentiality, non-competition, non-solicitation, non-disparagement and assignment of inventions provisions by which Mr. Burton may be bound through the Payment Date (as defined in the Bonus Agreement) and the Vesting Time (as defined in the Restricted Stock Award Agreement). If all conditions are satisfied, the Cash Bonus will be paid in a lump sum cash payment on the sixtieth (60th) day following the Fee Date and the restricted Shares will vest at the Vesting Time. If the Employer terminates Mr. Burton’s Employment without Cause (other than due to death or Disability (each, as defined in the Bonus Agreement and the Plan, respectively) but including the Employer’s election not to renew the then current term of Mr. Burton’s employment agreement) prior to the Fee Date and all other conditions are otherwise satisfied, Mr. Burton will be entitled to receive the Cash Bonus as of the Payment Date and the restricted Shares will vest at the Vesting Time. If the Fee Date does not occur on or prior to December 15, 2020, the Bonus Agreement will automatically terminate and the unvested restricted Shares will be automatically repurchased for par value and cancelled by the Registrant.

The foregoing summaries of the Bonus Agreement and Restricted Stock Award Agreement do not purport to be complete and are qualified in their entirety by reference to the Bonus Agreement and Restricted Stock Award Agreement. Copies of the Bonus Agreement and Restricted Stock Award Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

In addition, on September 22, 2019, the Registrant adopted a bonus plan (the “Bonus Plan”) that provides for a US$1,000,000 cash pool from which awards may be granted. All employees of the Registrant and its subsidiaries, other than Mr. Burton, are eligible to participate in the Bonus Plan. The participants and the bonuses awarded under the Bonus Plan, if any, will be proposed by the Chief Executive Officer and determined by the Compensation Committee of the Board of Directors of the Registrant. The terms and conditions of the Bonus Plan are substantially similar to the terms and conditions of the Bonus Agreement as to conditions to payment, payment timing and termination. As of the date hereof, no participants have been designated and no awards under the Bonus Plan have been granted.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Bonus Agreement, dated as of September 22, 2019, by and among Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Simon Burton.

10.2 Restricted Stock Award Agreement, effective as of September 22, 2019 by and between Greenlight Capital Re, Ltd. and Simon Burton.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Tim Courtis
	Name:	Tim Courtis
	Title: Date:	Chief Financial Officer September 23, 2019